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EXHIBIT 24.2

                         Independent Auditors' Consent
                         -----------------------------

The Board of Directors
Biocraft Laboratories, Inc.:

We consent to incorporation by reference in the (1) Registration Statement (No. 33-67060) on Form S-8, (2) Registration Statement on Form S-3 (No. 33-42706), of Biocraft Laboratories, Inc. of our report dated June 15, 1992, except as to note 5, which is as of June 22, 1992, relating to the consolidated statements of operations, stockholders' equity, and cash flows of Biocraft Laboratories, Inc. and subsidiary for the year ended March 31, 1992, and related schedules for the year ended March 31, 1992, which report appears in the March 31, 1994 Annual Report on Form 10-K of Biocraft Laboratories, Inc.

                                            /s/ KPMG Peat Marwick

Short Hills, New Jersey
June 28, 1994